OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2008 RESULTS

AND NEW PRODUCT ACTIVITIES - BP SALE

Houston, Texas - December 4, 2008 - OYO Geospace (NASDAQ: OYOG) today announced net income of $14.2 million, or $2.31 per diluted share, on revenues of $134.5 million for its fiscal year ended September 30, 2008. This compares with a net income of $19.6 million, or $3.23 per diluted share, on revenues of $138.1 million for the prior fiscal year.

For the fourth quarter ended September 30, 2008, OYO Geospace recorded sales of $30.5 million and net income of $3.3 million, or $0.54 per diluted share. For the comparable period last year, the company recorded sales of $30.8 million and a net income of $4.9 million, or $0.81 per diluted share. The company noted that the prior year's fourth quarter results include a pretax gain of $1.7 million, or $0.21 per diluted share, from the partial sale of a surplus property.

As previously disclosed, in the fourth quarter of fiscal year 2008, the company was hindered by the effects of Hurricane Ike which resulted in a shutdown of its Houston facility for ten days, mostly due to electrical power disruptions. Although it remains difficult to determine the exact extent of this loss, after consideration of business interruption insurance proceeds, the company estimates that approximately $1.8 million of sales were deferred to future periods and approximately $0.5 million of operating profits were lost or deferred to future periods.

"Last year's financial results were heavily influenced by the $16.2 million sale of a seabed reservoir monitoring system for BP's Azeri complex in the Caspian Sea. Excluding the impact of this sale in fiscal year 2007, we experienced record-setting sales growth in fiscal year 2008 in each of our seismic segment product categories, including our land, marine, borehole, offshore cable and industrial sensor products. Our employees met the challenges of a strong market and the company generated a very respectable 20% pretax return on shareholders' equity in fiscal year 2008," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"While we were unable to repeat the sale of a large seabed system in fiscal year 2008, sales of our seismic borehole systems increased significantly as more oil and gas producers increased their demand for this technology. We remain optimistic regarding our proven seabed reservoir monitoring technologies and we are responding to several on-going inquiries for retrievable and permanent versions of this product. As previously mentioned, sales of these large seabed systems are often sporadic and can significantly distort the comparability of our year-over-year financial results," said Owens.

"Sales of our non-seismic industrial products including offshore cables and industrial sensors continue to grow significantly, increasing 30% in fiscal year 2008. Our thermal solutions segment more than doubled its operating profit on relatively flat sales in fiscal year 2008," said Owens.

"As we enter fiscal year 2009, we face a global financial crisis that casts a pall over our industry. In spite of this crisis and plummeting energy prices, many of our customers are facing record contract backlogs, primarily in markets outside North America. Similarly, our backlog of product orders is also robust, approaching recent highs. However, many of our customers rely on commercial financing and capital markets as a source of funds to acquire seismic equipment. Funds from equity capital and commercial financing could be scarce in the near term. Therefore, it is difficult for us to forecast the impact of this crisis on the company and we remain cautious about the near future. Fortunately, we believe the company has a strong balance sheet and is well-positioned to weather the impact of this crisis through fiscal year 2009. Furthermore, we are very fortunate to have a growing number of new products which are expected to outperform fiscal year 2008 sales levels," continued Owens.

NEW PRODUCT ACTIVITIES - BP SALE

"Houston Geophysical recently completed its initial seismic survey with our new GSR system. The operational results and efficiencies achieved during this survey attest to the value proposition that this technology brings to a seismic crew. Interest in our new GSR technology is growing as more customers witness successful field applications. In this regard, we delivered a 400-channel GSR wireless system to an existing customer in the fourth quarter of fiscal year 2008 and will soon deliver a 1,000-channel GSR system to BP. We are responding to several new opportunities to sell additional GSR systems, including opportunities with a greater number of channels," continued Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and media products for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30		Year Ended September 30
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Net Sales................................................	$ 30,484	$ 30,755	$ 134,495	$ 138,106
Cost of sales............................................	19,099	20,098	87,441	87,599
Gross profit.............................................	11,385	10,657	47,054	50,507
Operating expenses:
Selling, general and administrative............	3,939	4,049	16,913	16,492
Research and development.....................	2,093	1,654	8,945	7,327
Bad debt expense.................................	578	424	1,615	236
Total operating expenses...............	6,610	6,127	27,473	24,055
Gain (loss) on sale of assets.........................	(103)	1,667	604	1,667
Income from operations..............................	4,672	6,197	20,185	28,119
Other income (expense):
Interest expense..................................	(245)	(29)	(897)	(424)
Interest income...................................	341	183	1,323	549
Foreign exchange gains (losses)...............	(123)	32	(180)	30
Other, net..........................................	(2)	(20)	(13)	(37)
Total other income (expense), net.....	(29)	166	233	118
Income before income taxes.........................	4,643	6,363	20,418	28,237
Income tax expense...................................	1,343	1,449	6,266	8,638
Net income.............................................	$ 3,300	$ 4,914	$ 14,152	$ 19,599
Basic earnings per share..............................	$ 0.56	$ 0.84	$ 2.40	$ 3.38
Diluted earnings per share...........................	$ 0.54	$ 0.81	$ 2.31	$ 3.23
Weighted average shares outstanding - Basic	5,928,300	5,840,190	5,908,727	5,793,840
Weighted average shares outstanding - Diluted	6,126,617	6,097,671	6,116,039	6,063,446